Exhibit 99.2

Privileged & Confidential

Attorney Work Product

Attorney-Client Communication

Subject to FRE 408

ENERGY FUTURE HOLDINGS CORP.

Key Terms of Restructuring of EFH and its Subsidiaries

October 7, 2013

This term sheet (the “Term Sheet”) describes certain terms of a proposed restructuring (the “Restructuring”) of claims against Energy Future Holdings Corp. (“EFH”), Energy Future Intermediate Holding Company LLC (“EFIH”), Energy Future Competitive Holdings Company LLC (“EFCH”), Texas Competitive Electric Holdings Company LLC (“TCEH”) and certain of TCEH’s subsidiaries (the “Subsidiary Guarantors”, and together with EFCH and TCEH, the “TCEH Debtors”). This Term Sheet does not describe all of the material terms of a Restructuring. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Term Sheet and all negotiations relating hereto shall not be discoverable or admissible into evidence in any case or proceeding. This Term Sheet is not an offer with respect to any securities or solicitation of acceptances of a chapter 11 plan pursuant to section 1125 of the Bankruptcy Code. This Term Sheet shall not be construed as (i) an offer capable of acceptance, (ii) a binding agreement of any kind, (iii) a commitment to enter into, or offer to enter into, any financing or other agreement, or (iv) an agreement to support any chapter 11 plan or disclosure statement or to consummate any transactions otherwise described herein. The transactions described herein are subject in all respects to, among other things, ongoing diligence and definitive documentation.

TCEH First Lien Creditors

Each holder (collectively, the “TCEH First Lien Creditors”) of a senior secured first lien claim against the TCEH Debtors (collectively, the “TCEH First Lien Claims”) would receive its pro rata share of:

•     $6 billion of new senior secured first lien debt of the reorganized TCEH Debtors issued on market terms that are acceptable to the TCEH First Lien Creditors (or at the TCEH First Lien Creditors’ election, the equivalent amount in cash from the issuance of such new debt to third parties);

•     $2 billion of pay-in-kind debt of the reorganized TCEH Debtors; and

•     100% of the common equity interests in restructured EFH (the “EFH Common Stock”) (subject to dilution only on account of an agreed-upon management equity incentive plan).

EFIH First Lien Creditors	Each holder (collectively, the “EFIH First Lien Creditors”) of a first lien secured note issued by EFIH (collectively, the “EFIH First Lien Notes”) would receive its pro rata share of $4,137 million of new first lien senior secured notes (or the equivalent amount in cash from the issuance of new debt to third parties) to be issued by reorganized EFIH on the effective date of the Restructuring (the “New EFIH First Lien Notes”). The New EFIH First Lien Notes would include market terms and conditions, including interest rate, that are acceptable to the TCEH First Lien Creditors. EFIH First Lien Creditors would not receive any consideration beyond that described above (whether in the form of additional New EFIH First Lien Notes or above-market terms and conditions for such EFIH First Lien Notes), including in respect of any claims they may have for unaccrued interest, any make-whole amount, optional redemption premium, or other premium or costs associated with refinancing the EFIH First Lien Notes (any such amounts, the “EFIH First Lien Refinancing Claims”).

EFIH Second Lien Creditors	Each holder (collectively, the “EFIH Second Lien Creditors”) of a second lien secured note issued by EFIH (collectively, the “EFIH Second Lien Notes”) would receive its pro rata share of (a) $1,000 million of cash (the “EFIH Second Lien Paydown”) and (b) $1,211 million of new second lien senior secured notes (or the equivalent amount in cash from the issuance of new debt to third parties) to be issued by reorganized EFIH on the effective date of the Restructuring (the “New EFIH Second Lien Notes”). The New EFIH Second Lien Notes would include market terms and conditions, including interest rate, that are acceptable to the TCEH First Lien Creditors. EFIH Second Lien Creditors would not receive any consideration beyond that described above (whether in the form of additional cash, additional New EFIH Second Lien Notes or above-market terms and conditions for such New EFIH Second Lien Notes), including in respect of any claims they may have for unaccrued interest, any make-whole amount, optional redemption premium, or other premium or costs associated with refinancing the EFIH Second Lien Notes (any such amounts, the “EFIH Second Lien Refinancing Claims,” and together with the EFIH First Lien Refinancing Claims, the “EFIH Refinancing Claims”).

EFIH Unsecured Creditors, EFH Unsecured Creditors and Sponsors	The holders of (1) unsecured claims against EFIH (the “EFIH Unsecured Creditors”), (2) unsecured claims against EFH (the “EFH Unsecured Creditors”), and (3) the existing equity interests in EFH (the “Sponsors”) would receive, in the aggregate, $800 million in cash (the “EFH/EFIH Junior Stakeholder Payment”), to be allocated among the EFIH Unsecured Creditors, EFH Unsecured Creditors and Sponsors in a manner to be determined; provided, however, that the EFH/EFIH Junior Stakeholder Payment shall be reduced dollar-for-dollar by any payments made, or other consideration given, on account of the EFIH Refinancing Claims.

TCEH/EFIH Pro Forma Capital Structure

Reorganized TCEH ($9.8 billion total debt)

•     $7.8 billion of senior secured first lien cash-pay debt:

•     $6 billion issued to the TCEH First Lien Creditors (or at the TCEH First Lien Creditors’ election, the equivalent amount in cash from the issuance of such new debt to third parties); and

•     $1.8 billion issued to third-parties, the cash proceeds of which would fund the EFIH Second Lien Paydown and the EFH/EFIH Junior Stakeholder Payment.

•     $2 billion of pay-in-kind debt of the reorganized TCEH Debtors issued to the TCEH First Lien Creditors.

•     The amount and structure of the pro forma reorganized TCEH debt described herein is conditioned upon and assumes the consummation of the transactions associated with the Restructuring.

Reorganized EFIH ($5.3 billion total debt)

•     The terms of reorganized EFIH’s debt, and the relative proportion of first and second lien debt, will be structured to optimize reorganized EFIH’s capital structure and minimize its interest expense.

Conditions

•     EFH and its Subsidiaries (excluding Oncor Holdings and its Subsidiaries) will file for protection under chapter 11 of title 11 of the United States Code on or before November 1, 2013.

•     The Restructuring, and all of the transactions described herein and related thereto, must be consummated by June 30, 2014.

•     Any costs of off-market refinancing of the EFIH First Lien Notes or EFIH Second Lien Notes will reduce dollar-for-dollar the EFH/EFIH Junior Stakeholder Payment. Such potential costs include, among other things:

•     Net present value of future costs associated with above-market interest rates, including if the existing EFIH First Lien Notes and EFIH Second Lien Notes are reinstated; and

•     Payment on account of any premium or make-whole amount (or settlements related thereto) associated with refinancing the EFIH First Lien Notes or EFIH Second Lien Notes.

•     Reorganized EFIH must be projected to be cash flow positive on a pro forma basis (i.e., no credit given in cash flows for cash on the balance sheet of EFH or EFIH on the petition date).

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